Exhibit 99.1

Company Contact:

Michael W. Katz
President and
Chief Executive Officer
Perfumania Holdings, Inc.
631-866-4156

PERFUMANIA HOLDINGS, INC. REPORTS PERFUMANIA RETAIL SALES FOR JANUARY 2013, FOURTH QUARTER AND FISCAL YEAR 2012.

Bellport, NY February 07, 2013 Perfumania Holdings, Inc. (NASDAQ: PERF) announced today the January 2013, fourth quarter and fiscal year 2012 retail sales results of Perfumania, one of its wholly-owned subsidiaries which operates specialty retail fragrance stores throughout the United States, Puerto Rico and the U.S. Virgin Islands. Similar to most retailers, the Company’s 2012 fiscal year ended February 2, 2013 had 53 weeks; the 2011 fiscal year ended January 28, 2012 had 52 weeks.
Perfumania reported total net sales of $18.2 million for the fiscal month of January 2013 (5 weeks) versus $14.0 million for the fiscal month of January 2012 (4 weeks). For the fourth quarter of 2012 (14 weeks) total net sales were $109.6 million versus $102.5 million in the fourth quarter of 2011 (13 weeks). For fiscal year 2012 (53 weeks) total net sales were $290.3 million compared with $282.6 million in fiscal year 2011 (52 weeks).
Excluding the last week of fiscal year 2012, comparable store sales for the month of January 2013 increased by 7.8% (4 weeks vs. 4 weeks). For the fourth quarter ending January 2013, comparable store sales increased by 2.4% (13 weeks vs. 13 weeks). Comparable store sales for fiscal year 2012 increased by 0.6% (52 weeks vs. 52 weeks). Comparable store sales measure sales from stores that have been open for one year or more. We exclude stores that are closed for renovation from comparable store sales from the month during which renovation commences until the first full month after reopening.
PERFUMANIA JANUARY, FOURTH QUARTER AND FISCAL YEAR 2012 RETAIL SALES ($’s in $000’s):

	FY		FY		FY
	2012		2011		2010
		(Decrease)		(Decrease)		Increase
		Increase		Increase		(Decrease)

Number of Open Stores, January	342	(0.6%)	344	(4.4%)	360

January Total Retail Sales	$18,188	30.2%	$13,973	5.0%	$13,306
Fourth Quarter Total Retail Sales	$109,611	6.9%	$102,490	6.3%	$96,436
Fiscal Year Total Retail Sales	$290,290	2.7%	$282,646	8.2%	$261,214

Comparable store sales excluding the last week of fiscal year 2012
January Comparable Store Sales		7.8%		5.2%		1.3%
Fourth Quarter Comparable Store Sales		2.4%		6.9%		(7.1%)
Fiscal Year Comparable Store Sales		0.6%		10.3%		(1.2%)